INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 25th day of May, 2000, between VANGUARD MALVERN FUNDS, a Delaware business trust (the "Trust"), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability corporation ("Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain tlhe Adviser to render investment advisory services to the series of shares of the Trust known as Vanguard U.S. Value Fund (the "Fund), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                                   WITNESSETH

that in consideration of the premises and mutual1 promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Trust hereby employs Adviser as investment adviser to the Fund, on the terms and conditions set forth herein. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties of Adviser. The Trust employs Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer an investment program for the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the Fund's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. Securities Transactions. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided to Adviser. Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions a:; they may reasonably request.

     4. Compensation of Adviser. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly ratr:, based on the following annual percentage rates, to the average month-end net assets of the Fund for the quarter:

                   0.225% on the first $1 billion of net assets; 0.175% on net assets in excess of $1 billion.

     Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the average net assets of the Fund for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the Fund relative to the investment performance of the Russell 3000 Value Index (the "Index") fix the same period. The Adjustment applies as follows:

Cumulative 36-Month Performance of the Fund vs. Index
-----------------------------------------------------
Trails Index
Exceeds by 3% to matches Index
Exceeds by 3% to 6%
Exceeds by more than 6%

Adjustment as a Percentage of Average Net Assets*
-------------------------------------------------
- 0.125%
Linear decrease from 0% to -0.125%
Linear increase from 0% to +O.125%
+0.125%

*For purposes of this calculation, the average net assets will be calculated as average month-end net assets over the 36-month period.

     4.1. Transition Rule for Calculating Adviser's Compensation. The Adjustment will not be fully operable until the close of the quarter ending June 30,2003. Until that time, the following transition rules will apply:

         (a) June 29,2000 through March 31,2001. The Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.

         (b) April 1,2001 through June 30,2003. Beginning April 1,2001, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between July 1, 2000, and the end of the quarter for which the Adviser's fee is being computed. During this period, the Adjustment outlined in Section 4.0 will be multiplied by a fraction. The fraction will equal the number of rnonths elapsed since July 1, 2000, divided by thirty- six.

         (c) On and After July 1,200?1. Commencing July 1,2003, the Adjustment will be fully operable.

     4.2. Other Special Rules Relating to Adviser's Compensation. The following special rules will also apply to the Adviser's compensation:

         (a) Fund Performance. The Fund's investment performance for any period, expressed as a percentage of the net asset value per share of the Fund at the beginning of such period, shall be the sum of: (i) the change in the Fund's net asset value during such period; (ii) the value of the Fund's cash distributions per share having an ex-dividend date occurring within such period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains.

         (b) Index Performance. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of: (i) the change in the level of the Index, during such period, and (ii) the value, computed consistently with the Index of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

         (c) Performance Computations. The foregoing notwithstanding, any computation of the investment performance of the Fund and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

         (d) Effect of Termination. 111 the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. Reports. The Fund and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their balance sheet, and such other information with regard to their affairs as each may reasonably request.

     6. Compliance. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. Status of Adviser. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be: deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Fund in any way or otherwise be deemed an agent of the Fund or the Fund.

     8. Liability of Adviser. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund, or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. Duration and Termination. This Agreement will become effective on June 29, 2000, and will continue in effect until June 28, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholder:; of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote: of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Fund Act of 1940.

     10. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 25th day of May, 2000.

ATTEST:                                   VANGUARD MALVERN FUNDS

By /s/ Suzanne Barton                     By /s/ John J. Brennan
                                          Chairman, CEO and President

ATTEST:                                   GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By /s/ Forrest Berkley                    By /s/Christopher Darnell

                            VANGUARD U.S. VALUE FUND
                                   Exhibit to
                          Investment Advisory Agreement
                               Dated May 25, 2000

This Exhibit supplements and clarifies the provisions of Sections 4 and 4.1 of the Agreement as follows:

     1. For purposes of Adjustment calculations, the Fund's average net assets will be determined as average month-end net assets over the same time period for which performance is measured. Linear application of the Adjustment provides for an infinite number of results within the stated range. Example: If the cumulative 36-month performance of the Fund versus the Index is +3.60%, an Adjustment of 0.025%* or [(0.6% / 3.0%) 0.125%] would apply. This would be calculated as [(a / b) 0.125%], where a equals the percentage amount by which the performance of the Fund has exceeded the applicable baseline percentage for the linear adjustment, and b equals the size of the range over which the linear adjustment applies.

     2. During the period described in Section 4.1(b) of the Agreement, the Adjustment will be calculated using cumulative performance of the Fund and the Index from July 1, 2000 through the end of the applicable quarter.

     3. During the period described in Section 4.1(b) of the Agreement, the endpoints and size of the range over which a positive or negative adjustment applies and the corresponding maximum fee adjustment amount will be multiplied by a fractional time-elapsed adjustment. The fraction will equal the number of months elapsed since July 1, 2000, divided by thirty-six. Example: Assume that the Adviser's compensation is being calculated for the quarter ended September 30, 2002, and that the cumulative performance of the Fund versus the Index for the applicable period is +3.0%. In this case, an Adjustment of .031%* would apply. This would be calculated as [(a / c)(0.09375%)], where a equals the percentage amount by which the performance of the Fund has exceeded the baseline percentage for the linear adjustment and c equals the sized of the adjusted range over which the linear adjustment applies. The adjusted range is determined as [(27/36) x 3.0%] to [(27/36) x 6.0%] = 2.25% to 4.50%. The size of the adjusted range is 4.50% minus 2.25% = 2.25% = c. The value of a is 3.0% minus 2.25% = 0.75%. Similarly, 0.09375% is determined as [11:27/36) (0.125%)].
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*As rounded for purposes of example. In practice, calculations will be extended to the eighth decimal point.

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to the Agreement to be executed this 22 day of May, 2001.

ATTEST:                                   VANGUARD MALVERN FUNDS

By /s/Suzanne Barton                      By /s/ John J. Brennan
                                          Chairman, CEO and President

ATTEST:                                   GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By /s/Eileen H. Robichaud                 By /s/Forrest Berkley